BRF S.A.

A PUBLICLY TRADED COMPANY WITH AUTHORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY FROM THE MINUTES OF THE 103rd/14 EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: September 3, 2014 at 5:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo via conference call. CHAIR: Sergio Rosa, Vice Chairman; Edina Biava, Secretary. ATTENDANCE: The full complement of Board members. 1. Initial considerations: The Board of Directors analyzed the proposal submitted by the Statutory Board of Executive Officers to sign today a binding memorandum of understanding (“Memorandum of Understanding”) with Parmalat S.p.A., a company with registered offices in the city of Parma, Italy and owned by the Groupe Lactalis (“Parmalat”). The Memorandum of Understanding establishes the terms and conditions for the sale of plants in the dairy products segment situated in Bom Conselho (PE), Carambeí (PR), Ravena (MG), Concórdia (SC), Teutônia (RS), Itumbiara (MG), Terenos (MS), Ijuí (RS), Três de Maio I (RS), Três de Maio II (RS) and  Santa Rosa (RS) including the corresponding dedicated assets and brands (“Transaction”) under the following conditions: 1.1. The plants   incorporating this transaction reported net revenues of R$ 2.6 billion in fiscal year 2013. 1.2. The stipulated value of the Transaction (enterprise value) in the Memorandum of Understanding is R$1.8 billion, subject to certain adjustments and to the verification of conditions precedent and regulatory approvals applicable to transactions of this nature. 1.3. The Company is to grant exclusivity to Parmalat during the period in which the Transaction’s definitive agreements are being negotiated. 2. Resolutions:  The Board of Directors decided to agree to the Memorandum of Understanding and authorized the Statutory Board of Executive Officers to adopt all necessary measures with respect to the decision. São Paulo-SP, September 3, 2014. ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; JOSÉ CARLOS REIS MAGALHÃES NETO; EDUARDO SILVEIRA MUFAREJ; LUIZ FERNANDO FURLAN; LUIS CARLOS FERNANDES AFONSO; WALTER FONTANA FILHO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; VICENTE FALCONI CAMPOS.

EDINA BIAVA

Secretary